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                                                                 EXHIBIT 12.2

                          CDI GROUP, INC. & SUBSIDIARY

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   (UNAUDITED)

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                                           FISCAL YEAR         FISCAL YEAR        FISCAL YEAR
                                              ENDED               ENDED              ENDED
EARNINGS AVAILABLE FOR FIXED CHARGES      JULY 25, 1998       JULY 31, 1999      JULY 29, 2000
------------------------------------
Income before income taxes                       $5,040                $(92)            ($472)

ADD
Interest expense                                 $8,423              $9,878            $10,172
Interest component of rent expense                3,057               3,477              3,741

Income as adjusted                              $16,520             $13,263            $13,441

Fixed charges
Interest expense                                 $8,423              $9,878            $10,172
Interest component of rent expense                3,057               3,477              3,741

Total fixed charges                             $11,480             $13,355            $13,913

Ratio of earnings to fixed charges                 1.44                0.99               0.97

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